Exhibit 99


For Immediate Release                   Contact: Rick DeLisi
October 6, 2003           Director, Corporate Communications
Page 1 of 1                                   (703) 650-6550

    Atlantic Coast Airlines Response to Unsolicited Offer
                      By Mesa Air Group

Dulles, VA, (October 6, 2003) - Atlantic Coast Airlines Holdings, Inc. ("ACA" or the "Company") (NASDAQ/NM: ACAI) confirms that its Chairman and Chief Executive Officer today received an unsolicited letter from Mesa Air Group, Inc. ("Mesa") proposing that Mesa acquire ACA in an all-stock transaction at the rate of 0.9 of a share of Mesa's common stock for each share of ACA's common stock. ACA's Board of Directors was copied on this letter and is now considering the offer. While it undertakes this review ACA will continue with its current operations and with the implementation of its plans to operate as an independent airline.

Statements in this press release and by company executives regarding the proposal received by the Company from Mesa Air Group, Inc. and other matters may contain forward-looking information about the Company. A number of risks and uncertainties exist which could cause the Company's actual performance to differ materially from information provided by the Company or its executives. These risks and uncertainties include, among others, the costs of reviewing and responding to the unsolicited offer, and other impacts of the offer on the Company's operations. Other risks and uncertainties relating to the Company's business and operations include those referred to in the Company's report on Form 10-Q for the quarter ended June 30, 2003.

ACA currently operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. The company also operates charter flights as ACA Private Shuttle. ACA has a fleet of 146 aircraft-including 118 jets-and offers over 830 daily departures, serving 84 destinations.

On July 28, 2003, ACA announced it anticipates that its longstanding relationship with United Airlines will end, and that it will establish a new, independent low-fare airline to be based at Washington Dulles International Airport.

Atlantic Coast Airlines employs over 4,800 aviation professionals. The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com.

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